Exhibit 99.1

Jones Soda Co. Reports Fiscal 2014 Fourth Quarter and Year-End Results

Continued Bottom Line Improvement; Fourth Quarter Revenue Growth

SEATTLE--(BUSINESS WIRE)--March 5, 2015--Jones Soda Co. (the Company) (OTCQB:JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the fourth quarter and year ended December 31, 2014.

For the quarter ended December 31, 2014, the Company reported revenue of $2.4 million, an increase of 15.0% compared to the prior year’s fourth quarter revenues of $2.1 million. Net loss for the fourth quarter of 2014 improved to $339,000, or $(0.01) per share, compared to a net loss of $1.1 million, or $(0.03) per share, for the fourth quarter 2013.

For the year ended December 31, 2014, the Company reported revenue of $13.6 million, a decrease of 1.0% compared to the prior year’s revenues of $13.7 million. Net loss improved to $1.5 million, or $(0.04) per share, compared to a net loss of $1.9 million, or $(0.05) per share, in the prior year.

Jennifer Cue, CEO of Jones Soda Co, stated, “With costs finally in line with the size of our business, we are hyper-focused on executing on our growth strategy, which shows in our results. Fourth quarter is seasonally a lower volume period and so we are pleased with the improvements we achieved.” Ms. Cue then stated, “My cash purchase of 2,000,000 shares earlier this year demonstrated my alignment with long-term shareholder interests and complete confidence in the Company’s future. Two consecutive quarters of sales growth is a start, but we have more to accomplish as we continue our focus on our core business while moving towards a platform for more diversified revenue.”

Full Year Review - Comparison of Years Ended December 31, 2014 and 2013

  Revenue decreased 1.0% to $13.6 million, compared to $13.7 million last year.
  Gross margin decreased to 22.2% of revenue, compared to 23.8% last year.
  Operating expenses decreased by $331,000, or 6.5%, to $4.8 million, compared to $5.1 million last year.
  Net loss improved 18.6% to $1.5 million, or $(0.04) per share, compared to a net loss of $1.9 million, or $(0.05) per share, last year.

Fourth Quarter Review - Comparison of Quarters Ended December 31, 2014 and 2013

  Revenue increased 15.0% to $2.4 million, compared to $2.1 million last year.
  Gross margin increased to 16.5% of revenue, compared to 12.2% last year.
  Operating expenses decreased by $234,000, or 18.0%, to $1.1 million, compared to $1.3 million last year.
  Net loss improved to $339,000, or $(0.01) per share, compared to a net loss of $1.1 million, or $(0.03) per share, last year.

Conference Call

The Company will discuss its results for the quarter and fiscal year ended December 31, 2014, on its scheduled conference call today, March 5, 2015, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). This call will be webcast and can be accessed by visiting our website at www.jonessoda.com or www.jonessoda.com/company/jones-press/webcasts. Investors may also listen to the call via telephone by dialing 719-325-2420 (confirmation code: 5989662). In addition, a telephone replay will be available by dialing 858-384-5517 (confirmation code: 5989662) through March 12, 2015, at 11:59 p.m. Eastern time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB:JSDA) markets and distributes premium beverages under the Jones® Soda, Jones Zilch® and Jones Stripped™ brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, high quality ingredients (including cane sugar), and innovative labeling technique that incorporates always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone – pure cane sugar soda, zero-calorie soda and an all-naturally sweetened sparkling beverage with only 30 calories and 8 grams of sugar. Jones Soda is sold through traditional beverage retailers and in many retailers you would not expect to find carbonated beverages across North America. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its operating plans for 2015; its ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage operating expenses and generate sufficient cash flow from operations; its ability to increase revenues and achieve case sales goals on reduced operating expenses; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; the impact of intense competition from other beverage suppliers; and its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 31, 2014, and in its quarterly reports on Form 10-Q filed in 2014. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share data)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenue	$2,411	$2,096	$13,555	$13,696
Cost of goods sold	2,014	1,841	10,543	10,433
Gross profit	397	255	3,012	3,263
Gross profit %	16.5%	12.2%	22.2%	23.8%

Operating expenses:
Selling and marketing	554	578	2,235	2,322
General and administrative	512	722	2,535	2,779
	1,066	1,300	4,770	5,101
Loss from operations	(669)	(1,045)	(1,758)	(1,838)
Other income (expense), net	317	(8)	279	10
Loss before income taxes	(352)	(1,053)	(1,479)	(1,828)
Income tax benefit (expense), net	13	(16)	(61)	(65)
Net loss	$(339)	$(1,069)	$(1,540)	$(1,893)

Net loss per share - basic and diluted	$(0.01)	$(0.03)	$(0.04)	$(0.05)
Weighted average basic and diluted common shares outstanding	39,134,582	38,688,658	39,659,392	38,593,465

	Three months ended December 31,		Twelve months ended December 31,
Case sale data (288-ounce equivalent)	2014	2013	2014	2013
Finished product cases	191,000	178,000	1,012,000	1,036,000

JONES SODA CO. CONSOLIDATED BALANCE SHEETS (In thousands, except share data)

	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$857	$1,464
Accounts receivable, net of allowance of $49 and $42	1,237	1,034
Inventory	2,603	2,315
Prepaid expenses and other current assets	121	410
Total current assets	4,818	5,223
Fixed assets, net of accumulated depreciation of $1,399 and $1,194	25	232
Other assets	31	59
Total assets	$4,874	$5,514
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,375	$871
Accrued expenses	814	892
Taxes payable	23	37
Deferred rent, current portion	24	35
Capital lease obligations, current portion	14	13
Total current liabilities	2,250	1,848
Capital lease obligations	2	16
Long-term liabilities — other	—	390
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 40,972,394 and 38,710,416 shares, respectively	53,650	52,981
Additional paid-in capital	8,234	7,941
Accumulated other comprehensive income	295	355
Accumulated deficit	(59,557)	(58,017)
Total shareholders’ equity	2,622	3,260
Total liabilities and shareholders’ equity	$4,874	$5,514

CONTACT:
Jones Soda Co.
Mark Miyata, 206-624-3357
mmiyata@jonessoda.com
Vice President of Finance